EXHIBIT 34.2

[LOGO] KPMG
                           KPMG LLP
                           303 East Wacker Drive
                           Chicago, IL 60601-5212


             Report of Independent Registered Public Accounting Firm

The Board of Directors of GE Commercial Distribution Finance Corporation:

We have examined management's assessment, included in the accompanying Management Assessment of Compliance, that GE Commercial Distribution Finance Corporation (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the GE Dealer Floorplan Master Note Trust transactions (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi),
1122(d)(3)(i), 1122(d)(4)(vi), 1122(d)(4)(x), 1122(d)(4)(xiii) and
1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2006. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.



           KPMG LLP, a U.S. limited liability partnership, is the U.S.
             member firm of KPMG International, a Swiss cooperative.
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As described in the accompanying Management Assessment of Compliance, for servicing criteria 1122(d)(2)(i) and 1122(d)(2)(vii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2006, is fairly stated, in all material aspects.

                                  /s/ KPMG LLP

Chicago, Illinois
March 26, 2007
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                 GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

                       Management Assessment of Compliance

                                 March 26, 2007

Management of the GE Commercial Distribution Finance Corporation (the "Company") is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission, relating to the servicing of a commercial floorplan receivable, accounts receivable, and asset based lending receivable securities program (the "Platform"), except for servicing criteria set forth in Items 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(3)(i), 1122(d)(4)(vi), 1122(d)(4)(x),
1122(d)(4)(xiii) and 1122(d)(4)(xv) of Regulation AB, which the Company has determined are not applicable to the activities it performs with respect to the Platform ("Applicable Servicing Criteria"), as of and for the twelve months ended December 31, 2006 (the "Reporting Period"). The individual asset-backed transactions and securities defined by management as constituting the Platform are as follows: GE Dealer Floorplan Master Note Trust Series 2004-1, 2004-2, 2005-1, 2005-2, 2006-1, 2006-2, 2006-3 and 2006-4.

With respect to servicing criteria set forth in Items 1122(d)(2)(i) and 1122(d)(2)(vii), management has engaged various vendors to perform the activities required by these servicing criteria. The Company's management has determined that these vendors are not considered "servicers" as defined in Item 1101(j) of Regulation AB, and the Company's management has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, management has policies and procedures in place to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to these vendors. The Company's management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria.

The Company's management has assessed the Company's compliance with the Applicable Servicing Criteria as of and for the Reporting Period. In making this assessment, management used the servicing criteria set forth by the Securities and Exchange Commission in Item 1122(d) of Regulation AB.

Based on such assessment, management believes that, as of and for the Reporting Period, the Company has complied in all material respects with the Applicable Servicing Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the Applicable Servicing Criteria as of and for the Reporting Period.
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GE COMMERCIAL DISTRIBUTION
FINANCE CORPORATION


/s/ James Schott                                 /s/ Michael Brandt
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James Schott, Controller                         Michael Brandt, CFO